HEALTHTECH SOLUTIONS, INC.

181 Dante Avenue

Tuckahoe, New York 10707

Annual letter to our shareholders and employees

Greetings:

As the new year emerges, I am using this occasion to reflect on the progress made by your company (“HLTT”) during 2022 and the prospects that we see for 2023. We ended 2021 as a medical technology incubator with only a series of scanning technologies, all of which were a distance from potential revenue. We ended 2022 with multiple profit centers already generating substantial revenue or poised to do so.

Our growth during 2022 can be understood as expansion in three integrated vectors: expansion of technology, expansion of skills, expansion of markets. I will summarize our principal accomplishments in each.

Technology: Acquisition of Wound Care IP.

In January 2022, HLTT acquired the assets of a Utah-based biomedical company related to production of wound care treatments. These assets included an FDA licensed manufacturing facility with equipment, intellectual property, including patents, related to wound care, and a skilled management team. The team included the Laboratory Director, the Chief Laboratory Officer, the Senior Vice President of Quality and Regulatory, and the Chief Medical Officer of the manufacturing lab facility.

In the Spring of 2022, we completed the licensing of our initial wound care product line and appointed World Reach Health, LLC (“WRH”), an experienced distributor of biomedical products (more on WRH below), to develop a market for our wound care products. That market produced its first sales in September 2022, and we reported net revenue of $776,221 for that month. We have recorded increased wound care revenue for each month in the fourth quarter of 2022, and we expect wound care revenue to continue to grow during 2023.

Skills: Acquisition of World Reach Health.

Our relationship with World Reach Health grew throughout 2022, as we saw the potential for mutual benefit to HLTT and to WRH from an enhanced relationship. Jelena Olmstead and Jim Pesoli, the owners and principals of WRH, each worked closely with HLTT management to build the HLTT wound care business. They were also instrumental in establishing our new CLIA lab (see below).

In December 2022, the growth of the relationship culminated in the execution of a binding contract under which HLTT will acquire 51% of the membership interest in World Reach Holdings, the parent company of World Reach Health (WRH). The closing will occur in January 2023. WRH is a distributor of biomedical products and medical devices. It sells directly to medical professionals and also has established a nationwide network of sub-distributors.

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The acquisition will provide HLTT assurance of access to markets for the products and services that its subsidiaries develop. Of equal significance, the acquisition will bring into HLTT management the skills and experience provided by Jelena Olmstead and Jim Pesoli. At the closing of the World Reach Holdings transaction, Jelena will become the CEO and Jim the Senior Vice President of HLTT.

Jelena Olmstead. With over 20 years of experience in distribution of medical products and services, Jelena has familiarity with all continuums of care: Acute, LTC, Home Health, Hospice and Wound Care Clinics. Jelena was intimately involved in developing of annual sales strategies and plans, developing Wound Care processes, establishing best practices, and launching many emerging products into the market, while managing national sales and operations teams.  Prior to organizing World Reach Health, Jelena served as Director of Business Development for NuMotion, which specialized in medical devices for mobility needs. Jelena was personally involved in the distribution of more than $1.5 billion worth of goods annually over the course of her career.  Prior to joining NuMotion, Jelena was the Business Development Director and Key Account Manager for Invacare and for Joerns, both global healthcare manufacturers and distributors of DME and medical devices.  Jelena was involved in a multitude of M&As throughout her career.

Jim Pesoli. Jim’s 15 years of experience as a healthcare-services executive and transactional attorney commenced when he began negotiating international manufacturing and distribution agreements for a variety of commodities and/or intellectual property rights. Later, he founded and eventually sold, Sonic Cleaning Services, which provided housekeeping and laundry services to nursing homes, assisted living facilities and healthcare institutions throughout the Midwest. Throughout his career, Jim has maintained close relationships with the distributors and manufacturers he represented or worked with. Additionally, as an entrepreneur, Jim has raised over $100 million in venture capital for a myriad of enterprises. Within World Reach Health, Jim has been instrumental in identifying and establishing strategic partnerships and brokering long-term purchasing agreements with product suppliers and purchasers around the globe.

WRH has ongoing contracts to distribute a number of products. These include Endurakit, a non-opiate surgical block for which WRH is one of four national distributors. WRH is the exclusive distributor for MY GEL, which is a neuropathy pain gel. WRH is also an approved distributor for some of the leading COVID-19 diagnostic tests, along with other diagnostic products, which are manufactured by AccessBio and Phase Scientific. WRH is a distributor of the Postday One-Step emergency contraceptive, and WRH is also an authorized distributor of Better Air, which provides organic probiotic air purification solutions. In this fashion, we expect WRH to provide a gateway to market for the products developed by HLTT subsidiaries as well as a source of additions to HLTT’s product list.

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Markets: Organization of The Clia Lab.

Our current business plan points towards integration of complementary product and service lines, with the goal of maximizing the potential market for products and services developed by our subsidiaries. For example, WRH is well-established as a distributor in the rapid-testing market, which includes testing for Flu, Covid and Mersa. To optimize the opportunities presented by WRH’s presence in that market, the logical next step was to organize our own lab.

In the second half of 2022, therefore, we established an FDA-licensed CLIA laboratory, appropriately named “The CLIA Lab.” This facility is housed at the University of Utah technology campus in Salt Lake City.

The CLIA Lab is licensed to perform the Flu, Covid and Mersa tests that WRH has to date sold for other labs. It is also licensed to perform bacteria testing, providing a new revenue stream for WRH as well as a market advantage for HLTT’s wound care products. We expect to offer bundle packages to our wound care providers, which will include both the clinical test required prior to a wound care treatment as well as the wound care allograft that HLTT manufactures.

The View Forward

The acquisition of WRH later this month will provide HLTT a soup-to-nuts integration of the facilities required to develop biotechnical products and bring them to market. The only external input necessary for significant growth will be funding. Towards that end, management is in discussions with several broker-dealers with a view toward one or more of them sponsoring the uplist of HLTT’s shares to the NYSE American or NASDAQ. We plan to initiate the uplist process, soon after we file our 10-K Annual Report for 2022.

In sum, management expects 2023 to be HLTT‘s breakout year. We thank you for the support and dedication you have shown the company since 2020. We pledge to work tirelessly to assure that your confidence will be well rewarded.

Sincerely,

Manuel E Iglesias, President

Healthtech Solutions, Inc.

January 6, 2023

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